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                                                                    EXHIBIT 2.5

                                AMENDMENT NO. 1

                                    TO THE

                              PURCHASE AGREEMENT
                             DATED JULY 25, 1998

     THIS AMENDMENT NO. 1 (the "Amendment"), dated effective the 25th day of July, 1998, to the Purchase Agreement dated July 25, 1998, (the "Agreement"), by and among Carlen Corporation d/b/a Briargrove Pharmacy, a Texas corporation ("Seller"), and HORIZON Pharmacies, Inc., a Texas corporation ("Buyer"). Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meaning set forth in the Agreement and the Agreement shall be amended to incorporate any additional definitions provided for in this Amendment.

     WHEREAS, pursuant to the Agreement, the Buyer previously agreed to purchase the Property from Seller;

     AND WHEREAS, the parties desire to amend the consideration payable by the Buyer under the Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

     1. AMENDMENT TO SECTION 2.3 Section 2.3 of the Agreement is hereby amended to read in its entirety as follows:

         2.3 PAYMENT OF THE PURCHASE PRICE. Buyer shall cause the purchase price to be paid to Seller as follows:

              (a) $465,000.00 cash payable by the Buyer at Closing by certified or cashier's check (less the Earnest Money Deposit as such term is defined in Section 2.4, below);

              (b) Shares of Buyer's common stock, par value $.01 per share (the "HORIZON Common Stock"), equivalent to $787,986.00 based upon the average closing price of the HORIZON Common Stock as reported in the Wall Street Journal for the ten (10) business days immediately preceding the Closing Date, as such term is defined in
                   Section 7.1, below. The dollar amount will equal the actual evaluation of the store inventory less $135,000, and plus or minus any adjustments per Sections 2.3(d) and 2.3(e) below;

              (c) Pursuant to Section 8.3, a negotiable promissory note for $100,000.00, payable to David DeVido in two equal installments due six (6) months and twelve (12) months from the date of purchase in the form attached as Exhibit "C" attached hereto secured by the inventory of the Drug Store in an amount sufficient to cover the outstanding principal plus accrued interest due thereon;
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              (d)  Buyer shall deduct from the purchase price payable
                   at Closing an amount equal to the sum of (i) Seller's pro rata share of personal property taxes as described in
                   Section 2.5.2, below, and (ii) one half of the fee charged by the third party inventory service;

              (e) Additionally, Buyer and Seller shall prorate rent and utilities for the month of July upon presentation of invoices by Buyer (which may occur after the closing) and Buyer shall purchase petty cash and register cash from Seller at closing and reimburse Seller for any security deposit on deposit with the landlord of the retail location; and

              (f) Adjustments to the total purchase price, up or down, based on the actual inventory, shall be made in the number of shares of Buyer's common stock given as consideration, summating the Closing.

     2. EXTENT OF AMENDMENT. Except as amended hereby, all provisions of the Agreement shall remain in full force and effect.

     3. COUNTERPARTS. This Amendment may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BUYER:                                    HORIZON PHARMACIES, INC.



                                          By:
                                              ------------------------------
                                              Ricky D. McCord, President

SELLER:                                   CARLEN CORPORATION
                                          d/b/a/ BRIARGROVE PHARMACY


                                          ----------------------------------
                                          David DeVido, President




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